UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2026

Imunon, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

997 Lenox Drive, Suite 100, Lawrenceville, NJ	08648-2311
(Address of principal executive offices)	(Zip Code)

(609) 896-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	IMNN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Interim Chief Financial Officer

On January 7, 2026, Imunon, Inc. (the “Company”) announced that Kimberly Graper, its interim Chief Financial Officer, will be resigning from her role effective January 14, 2026. Ms. Graper’s departure is to pursue an attractive career opportunity and is without any disagreements with management. Her notice provides Imunon with sufficient time to ensure a smooth management transition.

“We thank Kimberly for her contributions over the past three years, and particularly in her recent Interim role,” said Stacy Lindborg, CEO of the Company. “We wish Kimberly the very best in her future endeavors.”

Appointment of Interim Chief Financial Officer

As a result of the resignation of Ms. Graper’s service, the Company appointed Mr. Jeffrey Church to serve as the Company’s interim Chief Financial Officer effective January 14, 2026. Mr. Church will serve as the Company’s principal financial officer and principal accounting officer. Mr. Church, the Company’s former Executive Vice President, Chief Financial Officer and Corporate Secretary, has been in a consulting and advisory role since his retirement in May 2024.

Mr. Church joined the Company in July 2010 as Vice President, Chief Financial Officer and Corporate Secretary. Mr. Church was appointed as Senior Vice President, Corporate Strategy and Investor Relations in July 2011. In July 2013, Mr. Church was reappointed as Senior Vice President and Chief Financial Officer. In December 2018, Mr. Church was promoted to Executive Vice President. Effective June 1, 2024, Mr. Church retired from his roles as Executive Vice President, Chief Financial Officer and Corporate Secretary of the Company, but continued to provide consulting services to the Company. Immediately prior to joining the Company, Mr. Church served as Chief Financial Officer and Corporate Secretary of Alba Therapeutics Corporation, a privately held life science company from 2007 until 2010. From 2006 until 2007, he served as Vice President, Chief Financial Officer and Corporate Secretary for Novavax, Inc. (Nasdaq: NVAX), a vaccine development company listed on The Nasdaq Global Select Market. From 1998 until 2006, he served as Vice President, CFO and Corporate Secretary for GenVec, Inc., a biotechnology company formerly listed on The Nasdaq Capital Market. Prior to that, he held senior financial positions at BioSpherics Corporation and Meridian Medical Technologies, both formerly publicly traded companies. He started his career with Price Waterhouse from 1979 until 1986. Mr. Church holds a B.S. degree in accounting from the University of Maryland.

On May 17, 2024, the Company and Mr. Church entered into a retirement and consulting agreement (the “Consulting Agreement”) that superseded the previous employment agreement with Mr. Church, pursuant to which he agreed to provide consulting services to the Company for a term ending on December 31, 2024, with an option for an agreed upon extension (the “Consulting Period”). The Company and Mr. Church amended the Consulting Agreement, effective January 14, 2026, pursuant to which, the Company agreed to pay Mr. Church a monthly retainer of $30,000, plus an additional $250 for each hour of services performed in excess of 40 hours per month during an extended Consulting Period (that may be terminated upon 10 business days’ notice). The foregoing description of the Consulting Agreement is not complete and is qualified in its entirety by reference to the Consulting Agreement, filed as Exhibit 10.1 to the Current Report on the Form 8-K of the Company with the Securities and Exchange Commission on May 20, 2024, and is incorporated by reference herein.

The selection of Mr. Church to serve as principal financial officer and principal accounting officer was not pursuant to any arrangement or understanding between him and any other person. Mr. Church has no family relationship with any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Retirement and Consulting Agreement, dated May 17, 2024, between Imunon, Inc. and Jeffrey Church, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on May 20, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMUNON INC.

Dated: January 7, 2026	By:	/s/ Susan Eylward
Susan Eylward
General Counsel and Corporate Secretary